Birds Eye Holdings LLC
Consolidated Financial Statements and Financial Statement Schedule For the Period from August 19, 2002 - June 28, 2003

INDEPENDENT AUDITORS' REPORT


Management Committee and Unitholders
Birds Eye Holdings LLC
Rochester, New York

We have audited the accompanying consolidated statement of financial position of Birds Eye Holdings LLC and subsidiaries as of June 28, 2003, and the related consolidated statements of operations, accumulated earnings, and comprehensive income, cash flows, and changes in common members' equity for the period from August 19, 2002 through June 28, 2003. Our audit also included the financial statement schedule appearing on page 32. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Birds Eye Holdings LLC and subsidiaries at June 28, 2003, and the results of their operations and their cash flows for the period from August 19, 2002 through June 28, 2003 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

Rochester, New York
May 1, 2004

                              FINANCIAL STATEMENTS
Birds Eye Holdings LLC
Consolidated Statements of Operations, Accumulated Earnings, and Comprehensive Income
For the Period August 19, 2002 - June 28, 2003
(Dollars in Thousands)


Net sales                                                     $   779,049
Cost of sales                                                    (596,401)
                                                              -----------
Gross profit                                                      182,648
Selling, administrative, and general expenses                    (106,452)
Income from Great Lakes Kraut Company, LLC                          1,770
                                                              -----------
Operating income                                                   77,966
Interest income on management promissory notes, net                    27
Interest expense                                                  (40,789)
                                                              -----------
Pretax income from continuing operations                           37,204
Tax provision                                                     (14,877)
                                                              -----------
Income before discontinued operations                              22,327
Discontinued operations, net of tax                                (1,544)
                                                              -----------
Net income                                                         20,783

Accretion of Preferred LLC unit issuance costs                       (376)
Dividends on Preferred LLC units                                  (18,679)
                                                              ------------
Income available to Common LLC unitholders                          1,728

Accumulated earnings at beginning of period                             0
                                                              -----------
Accumulated earnings at end of period                         $     1,728
                                                              ===========

Net income                                                    $    20,783
Other comprehensive income/(loss):
   Minimum pension liability adjustment, net of taxes             (11,257)
   Unrealized gain on hedging activity, net of taxes                  348
                                                              -----------
Comprehensive income                                          $     9,874
                                                              ===========

Accumulated other comprehensive income at beginning of period $         0
Unrealized gain on hedging activity, net of taxes                     348
Minimum pension liability, net of taxes                           (11,257)
                                                              -----------
Accumulated other comprehensive loss at end of period         $   (10,909)
                                                              ===========

The accompanying notes are an integral part of these consolidated financial statements.

Birds Eye Holdings LLC
Consolidated Statement of Financial Position
June 28, 2003
(Dollars in Thousands)

                                         ASSETS
Current assets:
   Cash and cash equivalents                                                                         $   153,756
   Accounts receivable trade, net of allowances for doubtful accounts of $978                             58,230
   Accounts receivable, other                                                                              1,841
   Income taxes refundable                                                                                   407
   Inventories, net                                                                                      206,584
   Current investment in CoBank                                                                            2,464
   Prepaid manufacturing expense                                                                          12,053
   Prepaid expenses and other current assets                                                              12,239
   Assets held for sale                                                                                   13,501
   Current deferred tax asset                                                                             15,508
                                                                                                     -----------
   Total current assets                                                                                  476,583
Investment in CoBank                                                                                       3,038
Property, plant, and equipment, net                                                                      195,199
Goodwill                                                                                                  37,050
Trademarks and other intangible assets, net                                                              168,321
Interest receivable on management promissory notes, net                                                       27
Other assets                                                                                              24,547
Note receivable due from Pro-Fac Cooperative, Inc.                                                           712
Non-current deferred tax asset                                                                             3,933
                                                                                                     -----------
       Total assets                                                                                  $   909,410
                                                                                                     ===========
                        LIABILITIES AND MEMBERS' CAPITAL
Current liabilities:
   Current portion of obligations under capital leases                                               $       704
   Current portion of long-term debt                                                                      19,611
   Current portion of Termination and Transitional Service Agreements with Pro-Fac
     Cooperative, Inc.                                                                                     9,403
   Accounts payable                                                                                       67,150
   Accrued interest                                                                                        4,106
   Accrued employee compensation                                                                          10,225
   Other accrued expenses                                                                                 40,030
   Growers payable due to Pro-Fac Cooperative, Inc.                                                        8,504
                                                                                                     -----------
     Total current liabilities                                                                           159,733
Obligations under capital leases                                                                           1,833
Long-term debt                                                                                           459,970
Long-term portion of Termination and Transitional Service Agreements with Pro-Fac
   Cooperative, Inc.                                                                                      24,031
Other non-current liabilities                                                                             52,330
                                                                                                     -----------
       Total liabilities                                                                                 697,897
                                                                                                     -----------

Mandatory redeemable preferred LLC units: 1,000 units issued and outstanding (see Note 13)               152,583
                                                                                                  --------------

Members' capital:
   Common members' equity                                                                                 68,111
   Accumulated earnings                                                                                    1,728
   Accumulated other comprehensive income/(loss):
     Unrealized gain on hedging activity, net of taxes                                                       348
     Minimum pension liability, net of taxes                                                             (11,257)
                                                                                                     -----------
       Total members' capital                                                                             58,930
                                                                                                     -----------
       Total liabilities and members' capital                                                        $   909,410
                                                                                                     ===========

The accompanying notes are an integral part of these consolidated financial statements.

Birds Eye Holdings LLC
Consolidated Statement of Cash Flows
For the Period August 19, 2002 - June 28, 2003
(Dollars in Thousands)


Cash Flows from Operating Activities:
   Net income                                                             $    20,783
   Adjustments to reconcile net income to net cash provided by operating activities -
       Amortization of certain intangible assets and goodwill                   2,262
       Depreciation                                                            22,129
       Amortization of debt issue costs, amendment costs, debt discounts
         and  premiums, and interest in-kind                                    9,197
       Equity in undistributed earnings of Great Lakes Kraut Company, LLC      (1,109)
       Equity in undistributed earnings of CoBank                                 (29)
       Transitional Service Agreement with Pro-Fac Cooperative, Inc.             (455)
       Provision for deferred taxes                                            13,481
       Provision for losses on accounts receivable                                570
   Change in assets and liabilities:
     Accounts receivable                                                       13,541
     Inventories and prepaid manufacturing expense                            106,699
     Income taxes payable                                                      (1,211)
     Accounts payable and other accrued expenses                              (10,041)
     Due from Pro-Fac Cooperative, Inc., net                                  (13,433)
     Interest receivable on management promissory notes, net                      (27)
     Other assets and liabilities, net                                         (7,623)
                                                                          -----------
Net cash provided by operating activities                                     154,734
                                                                          -----------

Cash Flows from Investing Activities:
   Purchase of property, plant, and equipment                                 (14,175)
   Proceeds from disposals                                                     27,349
   Proceeds from note receivable                                                4,978
   Issuance of note receivable to Pro-Fac Cooperative, Inc.                      (700)
   Proceeds from investment in CoBank                                           3,053
   Repayments from Great Lakes Kraut Company, LLC                               6,285
   Disposition of investment in Great Lakes Kraut Company, LLC                 13,900
                                                                          -----------
Net cash provided by investing activities                                      40,690
                                                                          -----------

Cash Flows from Financing Activities:
   Proceeds from issuance of long-term debt                                   270,000
   Common unitholders redemption                                                  (51)
   Preferred and common unitholders investment                                175,590
   Payments on Subordinated Promissory Note                                   (25,000)
   Net payments on prior revolving credit facility                            (22,000)
   Payments on long-term debt                                                (402,488)
   Payments on Termination Agreement and other payments to
      Pro-Fac Cooperative, Inc.                                               (12,118)
   Payments on capital leases                                                    (775)
   Cash paid for debt issuance costs                                          (24,743)
   Cash paid for transaction fees                                              (6,000)
                                                                         ------------
   Net cash used in financing activities                                      (47,585)
                                                                          -----------

Net change in cash and cash equivalents                                       147,839
Cash and cash equivalents at beginning of period                                5,917
                                                                          -----------
Cash and cash equivalents at end of period                                $   153,756
                                                                          ===========

Supplemental Disclosure of Cash Flow Information:
   Cash paid during the year for :
     Interest                                                             $    36,543
                                                                          ===========
     Income taxes paid, net                                               $    (3,906)
                                                                          ===========

Non-cash investing and financing activities:
   Capital lease obligations incurred                                     $        49
                                                                          ===========
   Pro-Fac Cooperative, Inc. investment                                   $    32,100
                                                                          ===========
   Accretion of Preferred LLC unit costs                                  $      (376)
                                                                         ============
   Dividends on Preferred LLC units                                       $   (18,679)
                                                                         ============

The accompanying notes are an integral part of these consolidated financial statements.

Birds Eye Holdings LLC
Statement of Changes in Common Members' Equity
For the Period August 19, 2002 - June 28, 2003
(Dollars in Thousands)


                                                             Units    Dollars   Dollars    Units     Units    Dollars
                                                            Class A   Class A   Class B   Class B   Class C   Class C
                                                            -------- ---------  -------- --------- --------- ---------
August 19, 2002 Transaction Contribution                    443,878  $ 37,500   $ 32,100  321,429   11,405   $  1,140

August 20, 2002 Issuance                                                                               699         70

October 10, 2002 Payment on management promissory notes                                                  0          0

April 30, 2003 Issuance                                                                                707          71

May 8, 2003 Redemption                                                                                (384)       (38)

May 30, 2003 Issuance                                                                                  934         93

June 18, 2003 Redemption                                                                              (961)       (96)

                                                            --------  --------  --------  --------  -------- --------

June 28, 2003 Balance                                       443,878   $ 37,500  $ 32,100   321,429    12,400 $  1,240
                                                            ========  ========  ========  ========  ======== ========


                                                                                                              Total
                                                                                 Additional   Management     common
                                                            Units      Dollars     paid-in     promissory    members'
                                                           Class D     Class D     Capital       notes        equity
                                                          --------    ---------  ----------- ------------- ----------
August 19, 2002 Transaction Contribution                    12,575    $    157   $ (2,028)   $   (707)     $ 68,162

August 20, 2002 Issuance                                       203           2                    (72)            0

October 10, 2002 Payment on management promissory notes                                             6             6

April 30, 2003 Issuance                                      1,298          16                    (87)            0

May 8, 2003 Redemption                                         (36)         (0)                    32            (6)

May 30, 2003 Issuance                                          535           7                   (100)            0

June 18, 2003 Redemption                                      (914)        (11)                    56           (51)

                                                          --------   ---------   --------   --------      --------

June 28, 2003 Balance                                       13,661   $    171   $ (2,028)   $   (872)     $ 68,111
                                                          ========   =========   ========    ========     ========


The accompanying notes are an integral part of these consolidated financial statements.

                             BIRDS EYE HOLDINGS LLC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Form of Organization and Nature of Business: Birds Eye Holdings LLC, formerly Agrilink Holdings LLC, a Delaware limited liability company (the "Company" or "Holdings LLC"), was formed on August 19, 2002, pursuant to the terms of a Unit Purchase Agreement dated as of June 20, 2002 (the "Unit Purchase Agreement"), by and among Pro-Fac Cooperative, Inc., a New York agricultural cooperative ("Pro-Fac"), Birds Eye Foods, Inc. ("Birds Eye Foods"), the Company's indirect wholly-owned subsidiary, and at the time a New York corporation and a wholly-owned subsidiary of Pro-Fac, and Vestar/Agrilink Holdings LLC, a Delaware limited liability company ("Vestar/Agrilink Holdings"). Holdings LLC was formed for the purpose of acquiring and holding a 100 percent interest in Birds Eye Holdings Inc., formerly Agrilink Holdings Inc., a Delaware corporation ("Holdings Inc."). Holdings Inc. owns 100 percent of the issued and outstanding shares of Birds Eye Foods' capital stock. Holdings LLC's primary source of operating cash flow relates to its 100 percent indirect ownership of Birds Eye Foods. Birds Eye Foods is a producer and marketer of processed foods products. All of Birds Eye Foods' operating facilities, excluding one in Mexico, are within the United States. See NOTE 2 to the "Notes to Consolidated Financial Statements", "The Transaction" for additional disclosures regarding Holding LLC's acquisition of Birds Eye Foods.

Basis of Presentation: The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Consolidation: The consolidated financial statements include the Company and its wholly-owned subsidiaries after elimination of intercompany transactions and balances. Investments in affiliates, owned more than 20 percent but not in excess of 50 percent, are recorded under the equity method of accounting.

Fiscal Year: The fiscal year of Holdings LLC ends on the last Saturday in June. The current fiscal period includes the results of operations of Holdings LLC from the date of formation (August 19, 2002) to June 28, 2003.

Recently Adopted and New Accounting Pronouncements: In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." Effective August 19, 2002, Holdings LLC adopted SFAS 144 which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The statement requires that if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows an impairment loss be recognized as the difference between the carrying amount and the fair value of the long-lived asset. Under SFAS 144, assets held for sale that are a component of an entity will be included in discontinued operations if the operations and cash flows will be or have been eliminated from the ongoing operations of the entity, and the entity will not have any significant continuing involvement in the operations prospectively. The adoption of SFAS 144 did not impact the profitability of the Company and its subsidiaries. See NOTE 5 to the "Notes to Consolidated Financial Statements" for additional disclosures regarding discontinued operations.

In June 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses financial accounting and reporting for costs associated with exit or disposal activities and supercedes Emerging Issues Task Force ("EITF") Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring"). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. EITF 94-3 required a liability for exit costs be recognized at the date of an entity's commitment to an exit plan. The provisions of SFAS 146 must be adopted for exit or disposal activities that are initiated after December 31, 2002.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Others" ("FIN 45"). FIN 45 requires that a liability be recorded on the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued. The Company and its subsidiaries have applied the recognition provisions of FIN 45 prospectively to guarantees issued after December 31, 2002 as required by the interpretation. The disclosure and recognition provisions of FIN 45 have been adopted in this report and did not have a material effect on the consolidated financial statements.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" ("FIN 46"). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company and its subsidiaries do not expect FIN 46 to have a material effect on the consolidated financial statements.

In April 2003, the FASB issued SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments and for hedging activities under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." This statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in SFAS 133, clarifies when a derivative contains a financing component, amends the definition of an underlying to conform it to language used in FIN 45 and amends certain other existing pronouncements. These changes are intended to result in more consistent reporting of contracts as either derivatives or hybrid instruments. The statement is generally effective for contracts entered into or modified after, and for hedging relationships designated after, June 30, 2003. The Company and it subsidiaries do not expect SFAS 149 to have a material effect on the consolidated financial statements.

In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new Statement requires that those instruments be classified as liabilities in the balance sheet. This Statement is effective for financial instruments mandatorily redeemable on fixed dates or determined by reference to external indices issued by nonpublic entities for periods beginning after December 15, 2004. For all other mandatorily redeemable financial instruments issued by nonpublic entities, the effective date has been deferred indefinitely. The Company does not expect SFAS 150 to have any impact on its consolidated financial statements.

In January 2004, the FASB issued Staff Position No. 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" ("FSP 106-1"). FSP 106-1 permits a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("the Act"). The guidance in FSP 106-1 is effective for interim or annual financial statements of fiscal years ending after December 7, 2003. The Company and its subsidiaries have elected to defer accounting for any effect of the Act until specific authoritative accounting guidance is issued. Therefore, the amount included in the financial statements related to the Company's postretirement benefit plans does not reflect the effects of the Act. The Company is currently assessing the provisions of FSP 106-1 and the Act. The implementation of this guidance is not expected to have a material impact on the Company's consolidated financial statements.

Cash and Cash Equivalents: Cash and cash equivalents include short-term investments with original maturities of three months or less.

Trade Accounts Receivable: The Company and its subsidiaries account for trade receivables at outstanding billed amounts, net of allowances for doubtful accounts. The Company and its subsidiaries estimate the allowance for doubtful accounts as a percentage of receivables overdue. Also included in the allowance, in their entirety, are those accounts that have filed for bankruptcy, been sent to collections, and any other accounts management believes are not collectible based on historical losses. The Company and its subsidiaries periodically review the accounts included in the allowance to determine those to be written off. Generally, after a period of one year, or through legal counsel's advice, accounts are written off. It is not the policy of the Company and its subsidiaries to accrue or collect interest on past due accounts. The allowance for doubtful accounts of the Company and its subsidiaries is approximately $1.0 million at June 28, 2003.

Inventories: Inventories are stated at the lower of cost or market on the first-in, first-out ("FIFO") method. The Company and its subsidiaries provide inventory reserves for obsolete or slow moving inventory based on changes in consumer demand and other economic conditions. The reserve recorded at June 28, 2003 was $7.6 million.

Investment in CoBank: The Company's investment in CoBank was required as a condition of previous borrowings of Birds Eye Foods, a wholly-owned subsidiary of the Company. These securities are not physically issued by CoBank, but rather Birds Eye Foods is notified as to their monetary value. The investment is carried at cost plus the Company's share of the undistributed earnings of CoBank (that portion of patronage refunds not distributed currently in cash).

Earnings on the investment in CoBank for the period August 19, 2002 through June 28, 2003 amounted to approximately $57,000.

Under the terms of previous borrowing arrangements of Birds Eye Foods, a wholly-owned subsidiary of the Company, the investment in CoBank will be liquidated over the next five-year period.

Prepaid Manufacturing Expense: The allocation of manufacturing overhead to finished goods produced is on the basis of a production period. Thus at the end of each period, certain costs incurred by seasonal plants, subsequent to the end of previous pack operations, are deferred and included in the accompanying statement of financial position. Such costs are applied to inventory during the next production period and recognized as an element of cost of goods sold.

Property, Plant, and Equipment and Related Lease Arrangements: Property, plant, and equipment are depreciated over the estimated useful lives of the assets using the straight-line method, half-year convention, over 1 to 33 years.

Lease arrangements are capitalized when such leases convey substantially all of the risks and benefits incidental to ownership. Capital leases are amortized over either the lease term or the life of the related assets, depending upon available purchase options and lease renewal features.

Assets held for sale are separately classified on the statement of financial position. The recorded value represents an estimate of net realizable value.

Goodwill: Goodwill includes the cost in excess of the fair value of net identifiable assets acquired in purchase transactions. Under the current guidance of SFAS 142, goodwill is no longer amortized, but instead tested annually for impairment. See NOTE 3 to the "Notes to Consolidated Financial Statements."

Other Intangible Assets: Other intangible assets include non-competition agreements, customer relationships, trademarks, and a trademark royalty agreement. Other intangible assets are amortized on a straight-line basis over one to fourteen years. Trademarks have been deemed to have an indefinite life and are, therefore, not amortized.

Long-Lived Assets: It is the policy of the Company and its subsidiaries to review the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Measurement of the impairment loss is based on the fair value of the asset. Generally, fair value will be determined using valuation techniques such as the present value of expected future cash flows.

Other Assets: Other assets are primarily comprised of debt issuance costs. Debt issuance costs are amortized over the term of the debt. Amortization expense incurred for the period August 19, 2002 through June 28, 2003 was approximately $4.1 million.

Derivative Financial Instruments: The Company and its subsidiaries do not engage in interest rate speculation. Derivative financial instruments are utilized to hedge interest rate risk, commodity price risk, and foreign currency related risk and are not held for trading purposes. See NOTE 9 to the "Notes to Consolidated Financial Statements" for additional disclosures of the Company and its subsidiaries' hedging activities.

Income Taxes: Although Holdings LLC as a stand-alone entity is a limited liability company and is not subject to federal or state tax, Holdings Inc. (a wholly-owned subsidiary of the Company) and its subsidiary, Birds Eye Foods, are both C Corporations which are subject to federal, state, and foreign taxation. Income taxes are provided on income for financial reporting purposes. Deferred income taxes resulting from temporary differences between financial reporting and tax reporting are appropriately classified in the statement of financial position. See NOTE 11 to the "Notes to Consolidated Financial Statements."

Pension: The Company and its subsidiaries have several pension plans and participate in various union pension plans which on a combined basis cover substantially all hourly employees. Charges to income with respect to plans sponsored by the Company and its subsidiaries are based upon actuarially determined costs. Pension liabilities are funded by periodic payments to the various pension plan trusts. See NOTE 12 to the "Notes to Consolidated Financial Statements" for additional pension related disclosures.

Casualty Insurance: The Company and its subsidiaries are primarily self-insured for workers compensation and automobile liability. The Company and its subsidiaries accrue for the estimated losses from both asserted and unasserted claims. The estimate of the liability for unasserted claims arising from unreported incidents is based on an analysis of historical claims data. The accrual for casualty insurance at June 28, 2003 was $3.6 million.

Revenue Recognition: The Company and its subsidiaries recognize revenue on shipments on the date the merchandise is received by the customer and title transfers. Product sales are reported net of applicable cash discounts, and sales allowances and promotions.

Shipping and Handling Expense: Shipping and handling expenses are included as a component of cost of sales.

Advertising: Production costs of commercials and programming are charged to operations in the year first aired. The costs of other advertising promotion and marketing programs are expensed when incurred. Advertising expense incurred for the period August 19, 2002 through June 28, 2003 amounted to approximately $24.9 million.

Environmental Expenditures: Environmental expenditures that pertain to current operations are expensed or capitalized consistent with the Company and its subsidiaries' capitalization policy. Expenditures that result from the remediation of an existing condition caused by past operations that do not contribute to current or future revenues are expensed. Liabilities are recorded when remedial activities are probable, and the cost can be reasonably estimated.

Income from Great Lakes Kraut Company, LLC: Represents earnings received from the previous investment in Great Lakes Kraut Company, LLC, a former joint venture formed between Birds Eye Foods, Inc. (a wholly-owned subsidiary of Holdings LLC) and Flanagan Brothers, Inc. See NOTE 7 to the "Notes to Consolidated Financial Statements."

Comprehensive Income: Under SFAS 130, the Company and its subsidiaries are required to display comprehensive income and its components as part of the financial statements. Comprehensive income/(loss) is comprised of net earnings and other comprehensive income/(loss), which includes certain changes in equity that are excluded from net earnings/(loss). The Company and its subsidiaries include adjustments for minimum pension liabilities and unrealized holding gains and losses on hedging transactions in other comprehensive income/(loss).

Disclosures About Fair Value of Financial Instruments: The following methods and assumptions were used by the Company and its subsidiaries in estimating its fair value disclosures for financial instruments:

     Cash and Cash Equivalents and Accounts Receivable: The carrying amount approximates fair value because of the short maturity of these instruments.

     Long-Term Investments: The carrying value of the investment in CoBank was $5.5 million at June 28, 2003. As there is no market price for this investment, a reasonable estimate of fair value is not possible.

     Long-Term Debt: The fair value of the long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered for debt of the same remaining maturities. See NOTE 10 to the "Notes to Consolidated Financial Statements."

NOTE 2.  THE TRANSACTION

Birds Eye Holdings LLC, formerly Agrilink Holdings LLC, a Delaware limited liability company was formed on August 19, 2002, pursuant to the terms of a Unit Purchase Agreement dated as of June 20, 2002, by and among Pro-Fac Cooperative, Inc., a New York agricultural cooperative ("Pro-Fac"), Birds Eye Foods, Inc., at the time a New York corporation and a wholly-owned subsidiary of Pro-Fac, and Vestar/Agrilink Holdings LLC, a Delaware limited liability company. Holdings LLC was formed for the purpose of acquiring and holding a 100 percent interest in Birds Eye Holdings Inc., formerly Agrilink Holdings Inc., a Delaware corporation. Holdings Inc. was formed on August 19, 2002 for the purpose of holding 100 percent of the issued and outstanding shares of Birds Eye Foods' capital stock. The transactions contemplated in and consummated pursuant to the Unit Purchase Agreement, are referred to herein collectively as the "Transaction". On August 19, 2002 (the "Closing Date"), pursuant to the Unit Purchase Agreement:

(i) Pro-Fac contributed to the capital of Birds Eye Holdings LLC all of the shares of Birds Eye Foods common stock owned by Pro-Fac, constituting 100 percent of the issued and outstanding shares of Birds Eye Foods capital stock, in consideration for Class B common units of Holdings LLC, representing a 40.72 percent common equity ownership at the Closing Date; and

(ii) Vestar/Agrilink Holdings and certain co-investors (collectively referred to as "Vestar") contributed cash in the aggregate amount of $175.0 million to the capital of Holdings LLC, in consideration for preferred units, Class A common units, and warrants which were immediately exercised to acquire additional Class A common units. After exercising the warrants, Vestar owned
56.24 percent of the common equity of Holdings LLC. The co-investors are either under common control with, or have delivered an unconditional voting proxy to, Vestar/Agrilink Holdings. The Class A common units entitle the owner thereof - Vestar - to two votes for each Class A common unit held. All other Holdings LLC common units entitle the holder(s) thereof to one vote for each common unit held. Accordingly, Vestar has a voting majority of all common units.

(iii) Immediately following Pro-Fac's contribution of its Birds Eye Foods common stock to Holdings LLC, Holdings LLC contributed those shares valued at $32.1 million to Birds Eye Holdings Inc., a direct, wholly-owned subsidiary of Holdings LLC, and Birds Eye Foods became an indirect, wholly-owned subsidiary of Holdings LLC.

(iv) As part of the Transaction, executive officers of Birds Eye Foods, and certain other members of Birds Eye Foods management, entered into subscription agreements with Holdings LLC to acquire, with a combination of cash and promissory notes issued to Holdings LLC, an aggregate of approximately $1.3 million of Class C common units and Class D common units of Holdings LLC, representing approximately 3.04 percent of the common equity ownership at the closing date. As of June 28, 2003, an additional approximately $0.5 million of Class C common units and Class D common units, representing less than 1 percent of the common equity ownership, remained unissued. The management of Birds Eye Foods, together with Vestar and Pro-Fac are parties to a Securityholders Agreement and a Limited Liability Company Agreement. See NOTE 13 and NOTE 16 to the "Notes to Consolidated Financial Statements" for additional disclosures related to these agreements and additional issuance of units.

The Transaction was accounted for under the purchase method of accounting in accordance with SFAS 141, "Business Combinations." Under purchase accounting, tangible and identifiable intangible assets acquired and liabilities assumed will be recorded at their respective fair values. The final allocation of purchase price has been presented in the financial statements and is based on valuations and other studies which provide the basis for such an allocation.

In accordance with generally accepted accounting principles, the excess investment made by Holdings LLC over the fair value of the identifiable assets and liabilities of Birds Eye Foods as of the Closing Date was approximately $46.5 million. The allocation of the investment was as follows:

(Dollars in Thousands)

Working capital 1                     $ 278,532
Fixed assets                            218,610
Intangibles:
   Trade names                          154,700
   Customer relationships                 8,000
   Backlog                                  527
   Other intangibles                     11,161
Goodwill                                 46,500
Other non-current assets                 68,224
Long-term debt                         (498,414)
Other non-current liabilities           (86,150)
                                      ---------
     Total investment                 $ 201,690
                                      =========

    1 Includes $169 million of cash invested by Holdings LLC in Birds Eye Foods.

As of August 19, 2002, management formulated a plan to exit certain portions of its business. In connection with the Transaction, management determined that approximately 171 employees would be terminated and announced the benefit arrangements to those employees. These activities surrounded the Company's decision to exit the popcorn and applesauce businesses and to relocate its marketing function to Rochester, New York. As a result, approximately $2.0 million in severance costs and other related exit costs were accrued for in purchase accounting in accordance with Emerging Issues Task Force ("EITF") 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." Approximately $1.0 million has been liquidated as of June 28, 2003.

In February 2003, also in connection with the Transaction, the Company announced that it would be closing and downsizing several vegetable processing facilities and consolidating production over 4 to 15 months to create more efficient facilities. The announcement was in furtherance of the final formulation of the exit plan. The facilities impacted include those in Barker, New York; Bridgeville, Delaware; Green Bay, Wisconsin; Oxnard, California; Uvalde, Texas, the fresh production operation at Montezuma, Georgia; Lawton, Michigan; and Fond du Lac, Wisconsin. Subsequent to closure, the Company intends to dispose of these properties. In connection with these closings, 309 full-time production employees were notified of their termination and benefit arrangements. Additional costs to complete the exit plan include facility closure costs, lease penalties, and contractual cancellation and termination fees. The following table reflects the amount recorded as a liability for the exit plan to close these facilities as well as amounts liquidated as of June 28, 2003. Adjustments to this liability reflect additional information previously unavailable and the result of negotiations completed by management:






(Dollars in millions)
                              Contractual       Severance
                             Penalties and         and
                              Other Costs     Related Costs
                             -------------    -------------

Initial liability                $  6.2          $  2.3
Utilization                        (0.8)           (0.4)
Adjustments                         0.7            (0.5)
                                 ------          ------
Balance at June 28, 2003         $  6.1          $  1.4
                                 ======          ======

NOTE 3.  ACCOUNTING FOR GOODWILL AND INTANGIBLE ASSETS

Holdings LLC applies SFAS 142, "Goodwill and Other Intangible Assets," which requires that goodwill not be amortized, but instead be tested at least annually for impairment and expensed against earnings when the carrying amount of the reporting unit's goodwill exceeds its implied fair value. The Company completed the required impairment evaluation of goodwill and other intangible assets during the fourth quarter of the period ended June 28, 2003, which indicated that no impairment existed at that time.

A summary of changes in the Company's goodwill during the year is outlined as follows:

(Dollars in Thousands)

August 19, 2002                         $     0
Effects of the Transaction               46,500
Disposition of Veg-All(1)                (9,450)
                                        -------
June 28, 2003                           $37,050
                                        =======

(1) Represents the amount of goodwill removed as a result of the disposition of the Veg-All business. See NOTE 5 to the "Notes to Consolidated Financial Statements."

As outlined in SFAS 142, certain intangibles with a finite life, however, are required to continue to be amortized. These intangibles are being amortized on a straight-line basis over approximately 1 to 14 years. The following schedule sets forth the major classes of intangible assets held by the Company:

(Dollars in Thousands)
                                               June 28,
                                                 2003
                                       ------------------------
                                        Gross
                                       Carrying    Accumulated
                                        Amount     Amortization
                                       --------    ------------

Amortized intangible assets:
   Covenants not to compete            $    588      $   (139)
   Customer relationships                 8,000          (778)
   Other                                 10,406          (656)
                                       --------      --------
     Total                             $ 18,994      $ (1,573)
                                       --------      --------
Unamortized intangible assets:
   Trademarks                          $150,900
                                       --------
     Total                             $169,894
                                       ========

The aggregate amortization expense associated with intangible assets was approximately $2.3 million for the period August 19, 2002 through June 28, 2003. The aggregate amortization expense for each of the five succeeding fiscal years is estimated as follows:

(Dollars in Thousands)

2004                 $1,798
2005                  1,778
2006                  1,778
2007                  1,650
2008                  1,639

NOTE 4.  AGREEMENTS WITH PRO-FAC

In connection with the Transaction, Birds Eye Foods, Inc., a wholly-owned subsidiary of Holdings LLC, and Pro-Fac entered into several agreements effective as of the Closing Date, including the following:

(i) Termination Agreement. Pro-Fac and Birds Eye Foods entered into a letter agreement dated as of the Closing Date (the "Termination Agreement"), pursuant to which, among other things, the marketing and facilitation agreement between Pro-Fac and Birds Eye Foods (the "Old Marketing and Facilitation Agreement") which, until the Closing Date, governed the crop supply and purchase relationship between Birds Eye Foods and Pro-Fac, was terminated. In consideration of such termination, Birds Eye Foods agreed to pay Pro-Fac a termination fee of $10.0 million per year for five years, provided that certain ongoing conditions are met, including maintaining grower membership levels sufficient to generate certain minimum crop supply. The $10.0 million payment is payable in quarterly installments as follows: $4.0 million on each July 1, and $2.0 million each on October 1, January 1, and April 1. The Termination Agreement outlined that the first payment in the amount of $4.0 million was to be paid on the Closing Date and the next payment to be made by October 1, 2002 and quarterly thereafter as outlined. The liability for the Termination Agreement has been reflected at fair value utilizing a discount rate of 11 1/2 percent. The amount of the obligation under the Termination Agreement was $32.8 million as of June 28, 2003.

(ii) Amended and Restated Marketing and Facilitation Agreement. Pro-Fac and Birds Eye Foods entered into an amended and restated marketing and facilitation agreement dated as of the Closing Date (the "Amended and Restated Marketing and Facilitation Agreement"). The Amended and Restated Marketing and Facilitation Agreement replaces the Old Marketing and Facilitation Agreement and provides that, among other things, Pro-Fac will be Birds Eye Foods' preferred supplier of crops. Birds Eye Foods will continue to pay the commercial market value ("CMV") of crops supplied by Pro-Fac, in installments corresponding to the dates of payment by Pro-Fac to its members for crops delivered. CMV is defined as the weighted average price paid by other commercial processors for similar crops sold under preseason contracts and in the open market in the same or competing market areas. The processes for determining CMV under the Amended and Restated Marketing and Facilitation Agreement are substantially the same as the processes used under the Old Marketing and Facilitation Agreement. Birds Eye Foods will make payments to Pro-Fac of an estimated CMV for a particular crop year, subject to adjustments to reflect the actual CMV following the end of such year. Commodity committees of Pro-Fac will meet with Birds Eye Foods management to establish CMV guidelines, review calculations, and report to a joint CMV committee of Pro-Fac and Birds Eye Foods. Amounts paid by Birds Eye Foods to Pro-Fac for the CMV of crops supplied for the period ended June 28, 2003 were $56.8 million.

The Amended and Restated Marketing and Facilitation Agreement also provides that Birds Eye Foods will continue to provide to Pro-Fac services relating to planning, consulting, sourcing and harvesting crops from Pro-Fac members in a manner consistent with past practices. In addition, for a period of five years from the Closing Date, Birds Eye Foods will provide Pro-Fac with services related to the expansion of the market for the agricultural products of Pro-Fac members (at no cost to Pro-Fac other than reimbursement of Birds Eye Foods' incremental and out-of-pocket expenses related to providing such services as agreed to by Pro-Fac and Birds Eye Foods).

Under the Amended and Restated Marketing and Facilitation Agreement, Birds Eye Foods determines the amount of crops which Birds Eye Foods will acquire from Pro-Fac for each crop year. If the amount to be purchased by Birds Eye Foods during a particular crop year does not meet (i) a defined crop amount and (ii) a defined target percentage of Birds Eye Foods' needs for each particular crop, then certain shortfall payments will be made by Birds Eye Foods to Pro-Fac. The defined crop amounts and targeted percentages were set based upon the needs of Birds Eye Foods in the 2001 crop year (fiscal 2002). The shortfall payment provisions of the agreement include a maximum shortfall payment, determined for each crop, that can be paid over the term of the Amended and Restated Marketing and Facilitation Agreement. The aggregate shortfall payment amounts for all crops covered under the agreement cannot exceed $20.0 million over the term of the agreement.

Unless terminated earlier, the Amended and Restated Marketing and Facilitation Agreement will continue in effect until August 19, 2012. Birds Eye Foods may terminate the Amended and Restated Marketing and Facilitation Agreement prior to August 19, 2012 upon the occurrence of certain events, including in connection with a change in control transaction affecting Birds Eye Foods or Holdings Inc. However, in the event Birds Eye Foods terminates the Amended and Restated Marketing and Facilitation Agreement as a result of a change in control transaction within three years of the Closing Date, Birds Eye Foods must pay to Pro-Fac a termination fee of $20.0 million (less the total amount of any shortfall payments previously paid to Pro-Fac under the Amended and Restated Marketing and Facilitation Agreement). Also, if, during the first three years after the Closing Date, Birds Eye Foods sells one or more portions of its business, and if the purchaser does not continue to purchase the crops previously purchased by Birds Eye Foods with respect to the transferred business, then such failure will be taken into consideration when determining if Birds Eye Foods is required to make any shortfall payments to Pro-Fac. After such three-year period, Birds Eye Foods may sell portions of its business and the volumes of crop purchases previously made by Birds Eye Foods with respect to such transferred business will be disregarded for purposes of determining shortfall payments.

(iii) Transitional Services Agreement. Pro-Fac and Birds Eye Foods entered into a transitional services agreement (the "Transitional Services Agreement") dated as of the Closing Date, pursuant to which Birds Eye Foods agreed to provide Pro-Fac certain administrative and other services for a period of 24 months from the Closing Date. Birds Eye Foods will generally provide such services at no charge to Pro-Fac, other than reimbursement of the incremental and out-of-pocket costs associated with performing those services for Pro-Fac. The value of the services to be provided to Pro-Fac has been estimated at approximately $1.1 million. The amount of the obligation outstanding under the Transitional Services Agreement as of June 28, 2003 was $0.6 million. This obligation will be reduced on a straight-line basis over the term of the agreement and as services are provided. Also pursuant to the Transitional Services Agreement, the general manager of Pro-Fac may also be an employee of Birds Eye Foods, in which case he will report to the chief executive officer of Birds Eye Foods with respect to his duties for Birds Eye Foods, and to the Pro-Fac board of directors with respect to duties performed by him for Pro-Fac. All other individuals performing services under the Transitional Services Agreement are employees of Birds Eye Foods and report to the chief executive officer or other representatives of Birds Eye Foods.

(iv) Credit Agreement. Birds Eye Foods and Pro-Fac have entered into a Credit Agreement, dated August 19, 2002 (the "Credit Agreement"), pursuant to which Birds Eye Foods has agreed to make available to Pro-Fac loans in an aggregate principal amount of up to $5.0 million (the "Credit Facility"). Pro-Fac is permitted to draw up to $1.0 million per year under the Credit Facility, unless Birds Eye Foods is prohibited from making such advances under the terms of certain third party indebtedness of Birds Eye Foods. The amount of the Credit Facility will be reduced, on a dollar-for-dollar basis, to the extent of certain distributions made by Holdings LLC to Pro-Fac in respect of its ownership in Holdings LLC. Pro-Fac has pledged all of its Class B Common Units in Holdings LLC as security for advances under the Credit Facility. The Credit Facility bears interest at the rate of 10 percent per annum. As of June 28, 2003, there was $0.7 million outstanding under this Credit Agreement.

Also in connection with the Transaction, Holdings LLC and Pro-Fac entered into a limited liability company agreement (the "Limited Liability Company Agreement") and a securityholders agreement (the "Securityholders Agreement") with Vestar and others, including management of Birds Eye Foods.

See NOTE 13 to the "Notes to Consolidated Financial Statements" for more information regarding these agreements.

NOTE 5.  DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

As of August 19, 2002, the Company committed to a plan to sell the popcorn, applesauce, and Veg-All operations, and completed these transactions in fiscal 2003.

On September 25, 2002, the Company sold its applesauce business to Knouse Foods. Applesauce had been produced in the Company's Red Creek, New York and Fennville, Michigan facilities. This sale resulted in the closure of the Red Creek, New York facility. The Michigan plant will continue to operate as a production facility for other product.

On March 14, 2003, the Company sold its popcorn business and production facility in Ridgway, Illinois to Gilster-Mary Lee Corporation.

On June 27, 2003, the Company sold its Veg-All business to Allen Canning Company. This sale resulted in the closure of the Company's Green Bay facility.

The implementation of SFAS 144 resulted in the classification and separate financial presentation of those businesses as discontinued operations and their operations are, therefore, excluded from continuing operations. No gain or loss was recognized as a result of the disposition of these operations.

The operating results of those businesses classified as discontinued operations in the Statement of Operations are summarized as follows:

                                         For the period
                                        August 19, 2002 -
                                          June 28, 2003
                                        -----------------

Net Sales                                   $  31,684
                                            =========
Loss before income taxes                    $    (920)
Income tax provision                             (624)
                                            ---------
Discontinued operations, net of tax         $  (1,544)
                                            =========

In February 2003, in connection with the Transaction, the Company announced that it would be closing and downsizing several vegetable processing facilities and consolidating production over 4 to 15 months to create more efficient facilities. Having met the criteria outlined in SFAS 144, the following properties are classified as assets held for sale on the Company's Consolidated Statement of Financial Position as of June 28, 2003: Bridgeville, Delaware; Green Bay, Wisconsin; Uvalde, Texas and the fresh production operation at Montezuma, Georgia. The Company is actively marketing these properties for sale, and intends to dispose of these properties within one year. In addition, equipment at the leased facility in Oxnard, California is included in held for sale.

As a result of the Company's decision to sell the popcorn and applesauce operations, certain assets were classified as held for sale. Included in held for sale at June 28, 2003 is the Red Creek, New York facility and the remaining applesauce inventory.

Also included in assets held for sale are facilities located in Alamo, Texas; Enumclaw, Washington; Sodus, Michigan; Hortonville, Wisconsin; and Alton, New York facilities. These facilities are being actively marketed for sale.

See NOTE 16 to the "Notes to Consolidated Financial Statements" for disclosures related to asset sales subsequent to June 28, 2003.

The major classes of assets included in the Consolidated Statement of Financial Position as assets held for sale at the lower of fair value or historical cost are as follows:

(Dollars in Thousands)
                                             June 28,
                                               2003
                                             --------
  Inventories                                $     80
  Property, plant and equipment, net           13,421
                                             --------
     Total                                   $ 13,501
                                             ========

NOTE 6.  INVENTORIES

The major classes of inventories are as follows:

(Dollars in Thousands)
                                             June 28,
                                               2003
                                             --------
  Finished goods                             $185,983
  Raw materials and supplies                   20,601
                                             --------
     Total inventories                       $206,584
                                             ========

NOTE 7.  GREAT LAKES KRAUT COMPANY, LLC TRANSACTION

On July 1, 1997, Birds Eye Foods, Inc., a wholly-owned subsidiary of Holdings LLC, and Flanagan Brothers, Inc. ("Flanagan Brothers") of Bear Creek, Wisconsin contributed all their assets involved in sauerkraut production to form a new sauerkraut company. This company, Great Lakes Kraut Company, LLC, ("GLK") operated as a New York limited liability company with ownership and earnings divided equally between the two owners. The joint venture was accounted for using the equity method of accounting.

 Birds Eye Foods reached an agreement with Flanagan Brothers to transfer the operating business of GLK to a newly-formed subsidiary of Flanagan Brothers, pursuant to certain "buy-sell" provisions of the limited liability company agreement of GLK (the "GLK Transaction"). In the GLK Transaction, a newly-formed subsidiary of Birds Eye Foods, GLK Holdings, Inc., invested $11.1 million in GLK, which was used to reduce the debt of GLK. Flanagan Brothers exchanged its interest in GLK in return for a transfer to a newly-formed subsidiary of Flanagan Brothers of all of the operating assets of GLK and the assumption of all liabilities relating to the business of GLK. At the closing, GLK repaid $5.2 million to Birds Eye Foods for certain working capital loans made to GLK by Birds Eye Foods. After the GLK Transaction, Birds Eye Foods and GLK Holdings Inc. own 100 percent of GLK which has been renamed GLK, LLC and will continue to own the Subordinated Promissory Note (see NOTE 10 to the "Notes to Consolidated Financial Statements") of Birds Eye Foods. The GLK Transaction closed effective March 2, 2003. As a result of the GLK Transaction, the Subordinated Promissory Note of Birds Eye Foods, the Company's investment in GLK, and all working capital advances to GLK were eliminated on a consolidated basis.


NOTE 8.  PROPERTY, PLANT AND EQUIPMENT AND RELATED OBLIGATIONS

The following is a summary of property, plant and equipment and related obligations at June 28, 2003:

(Dollars in Thousands)

                                              June 28,
                                                2003
                                  -------------------------------
                                   Owned       Leased
                                   Assets      Assets      Total
                                  --------    -------    --------
Land                              $ 12,640    $     0    $ 12,640
Land improvements                    3,706          0       3,706
Buildings                           58,125        395      58,520
Machinery and equipment            131,167      3,869     135,036
Construction in progress             8,944          0       8,944
                                  --------    -------    --------
                                   214,582      4,264     218,846

Less accumulated depreciation      (22,183)    (1,464)    (23,647)
                                  --------    -------    --------
Net                               $192,399    $ 2,800    $195,199
                                  ========    =======    ========

Obligations under capital leases(1)           $ 2,537
Less current portion                             (704)
                                              -------
Long-term portion                             $ 1,833
                                              =======

(1) Represents the present value of net minimum lease payments calculated at the Company's incremental borrowing rate at the inception of the leases, which ranged from 6.3 percent to 9.8 percent.

Interest capitalized in conjunction with construction amounted to approximately $0.3 million for the period August 19, 2002 through June 28, 2003.

The following is a schedule of future minimum lease payments together with the present value of the minimum lease payments related to capitalized leases, both as of June 28, 2003.

(Dollars in Thousands)

         Fiscal Year Ending Last                       Capital    Operating    Total Future
            Saturday In June                           Leases       Leases      Commitment
         ------------------------                      -------    ---------    ------------
                2004                                      924         5,708         6,632
                2005                                      837         5,114         5,951
                2006                                      776         4,060         4,836
                2007                                      454         2,635         3,089
                2008                                       11         2,296         2,307
            Later years                                     0         6,875         6,875
                                                       ------      --------      --------
         Net minimum lease payments                     3,002      $ 26,688      $ 29,690
                                                                   ========      ========
         Less amount representing interest               (465)
                                                       ------
         Present value of minimum lease payments       $2,537
                                                       ======

Total rent expense related to operating leases (including lease arrangements of less than one year which are not included in the previous table) amounted to $10.2 million for the period August 19, 2002 through June 28, 2003.


NOTE 9.  ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

SFAS 133 requires the recognition of all derivative financial instruments as either assets or liabilities in the balance sheet and measurement of those instruments at fair value. Changes in the fair values of those derivatives will be reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of a derivative and the effect on the consolidated financial statements will depend on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair value or cash flow of the asset or liability hedged. Under the provisions of SFAS 133, the method that will be used for assessing the effectiveness of a hedging derivative, as well as the measurement approach for determining the ineffective aspects of the hedge, must be established at the inception of the hedge.

Birds Eye Foods, as a result of its operating and financing activities, is exposed to changes in foreign currency exchange rates and certain commodity prices which may adversely affect its results of operations and financial position. In seeking to minimize the risks and/or costs associated with such activities, Birds Eye Foods may enter into derivative contracts.

Foreign Currency: Birds Eye Foods manages its foreign currency related risk primarily through the use of foreign currency forward contracts. The contracts held by Birds Eye Foods are denominated in Mexican pesos.

Birds Eye Foods has entered into foreign currency forward contracts that are designated as cash flow hedges of exchange rate risk related to forecasted foreign currency-denominated intercompany sales. At June 28, 2003, Birds Eye Foods had cash flow hedges for the Mexican peso with maturity dates ranging from July 2003 to June 2004 for 125 million pesos. The forward contracts hedge approximately 80 percent of Birds Eye Foods' planned intercompany sales.

At June 28, 2003, the fair value of the open contracts was an after-tax gain of approximately $0.3 million recorded in accumulated other comprehensive income in members' capital. Amounts deferred to accumulated other comprehensive income will be reclassified into cost of goods sold. For the period August 19, 2002 through June 28, 2003, approximately $0.1 million has been reclassified from other comprehensive income to cost of goods sold. Hedge ineffectiveness was insignificant.

Commodity Prices: Birds Eye Foods is exposed to commodity price risk related to forecasted purchases of corrugated (unbleached kraftliner) in its manufacturing process. To mitigate this risk, Birds Eye Foods entered into a swap agreement on January 8, 2002, which matured June 30, 2003, and two swap agreements on May 29, 2003, which mature June 30, 2004. All three swap agreements are designated as cash flow hedges of Birds Eye Foods' forecasted corrugated purchases. At June 28, 2003, Birds Eye Foods had open swaps hedging approximately 65 percent of its planned corrugated requirements. The fair value of the agreements is an after-tax loss of approximately $18,000 recorded in accumulated other comprehensive income in members' capital.

Birds Eye Foods is also exposed to commodity price risk related to forecasted purchases of polyethylene in its manufacturing process. To mitigate this risk, Birds Eye Foods entered into two swap agreements on April 11, 2002 and January 28, 2003 designated as cash flow hedges of its forecasted polyethylene purchases. The termination dates for the agreements were June 30, 2003 and June 30, 2004, respectively. The swaps hedge approximately 80 percent of Birds Eye Foods' planned polyethylene requirements. The fair value of the agreement is an after-tax gain of approximately $24,000 recorded in accumulated other comprehensive income in members' capital.

NOTE 10.  DEBT

The following is a summary of long-term debt outstanding at June 28, 2003:

(Dollars in Thousands)

Term Loan Facility                        $ 268,650
Senior Subordinated Notes                   207,086
Other                                         3,845
                                          ---------
Total debt                                  479,581
Less current portion                        (19,611)
                                          ---------
Total long-term debt                      $ 459,970
                                          =========

Bank Debt: In connection with the Transaction, Birds Eye Holdings Inc., a wholly-owned subsidiary of Birds Eye Holdings LLC, and certain of its subsidiaries entered into a senior secured credit facility (the "Senior Credit Facility") in the amount of $470.0 million with a syndicate of banks and other lenders arranged and managed by JPMorgan Chase Bank ("JPMorgan Chase Bank"), as administrative and collateral agent. The Senior Credit Facility is comprised of
(i) a $200.0 million senior secured revolving credit facility (the "Revolving Credit Facility") and (ii) a $270.0 million senior secured B term loan (the "Term Loan Facility"). The Revolving Credit Facility has a maturity of five years and allows up to $40.0 million to be available in the form of letters of credit.

The Senior Credit Facility bears interest at Birds Eye Foods' option, at a base rate or LIBOR plus, in each case, an applicable percentage. The appropriate applicable percentage corresponds to Birds Eye Foods' Consolidated Leverage Ratio, as defined by the senior credit agreement (the "Senior Credit Agreement"), and is adjusted quarterly based on the calculation of the Consolidated Leverage Ratio. As of June 28, 2003, the Senior Credit Facility bears interest in the case of base rate loans at the base rate plus (i) 1.25 percent for loans under the Revolving Credit Facility, and (ii) 1.75 percent for loans under the Term Loan Facility or in the case of LIBOR loans at LIBOR plus
(i) 2.25 percent for loans under the Revolving Credit Facility and (ii) 2.75 percent for loans under the Term Loan Facility. The incremental percentages presented vary based upon Birds Eye Foods' Consolidated Leverage Ratio, as defined. As of June 28, 2003, the interest rate under the Term Loan Facility was approximately 3.77 percent. The initial unused commitment fee is 0.375 percent on the daily average unused commitment under the Revolving Credit Facility and also varies based on Birds Eye Foods' Consolidated Leverage Ratio. There were no amounts outstanding as of June 28, 2003.

The Term Loan Facility requires payments in quarterly installments in the amount of $675,000 until September 30, 2007. Beginning December 31, 2007, the quarterly payments are $64,125,000. The Term Loan Facility matures August 2008 upon which the balance will be due. The Term Loan Facility is also subject to mandatory prepayments under various scenarios as defined in the Senior Credit Agreement. Provisions of the Senior Credit Agreement require that annual payments, within 105 days after the end of each fiscal year, in the amount of "excess cash flow" be utilized to prepay the commitment at an applicable percentage that corresponds to Birds Eye Foods' Consolidated Leverage Ratio. The amount of "excess cash flow" at June 28, 2003 was estimated to be $13.1 million. This amount was paid on September 26, 2003.

The Senior Credit Facility contains customary covenants and restrictions on Birds Eye Foods' activities, including but not limited to: (i) limitations on the incurrence of indebtedness; (ii) limitations on sale-leaseback transactions, liens, investments, loans, advances, guarantees, acquisitions, asset sales, and certain hedging agreements; and (iii) limitations on transactions with affiliates and other distributions. The Senior Credit Facility also contains financial covenants requiring Birds Eye Foods to maintain a maximum average debt to EBITDA ratio, a maximum average senior debt to EBITDA ratio, and a minimum EBITDA to interest expense ratio. Birds Eye Foods is in compliance with all covenants, restrictions, and requirements under the terms of the Senior Credit Facility.

The proceeds of the Term Loan Facility and borrowings under the Revolving Credit Facility, together with Vestar's $175.0 million investment, were used to repay and terminate Birds Eye Foods' indebtedness under its senior credit facilities with Harris Trust and Savings Bank and the lenders thereunder, to consummate the Transaction, and to pay related fees and expenses incurred in the Transaction.

Birds Eye Foods' obligations under the Senior Credit Facility are guaranteed by Holdings Inc. and certain of the Company's subsidiaries.

Senior Subordinated Notes - 11 7/8 Percent (due 2008): In fiscal 1999, Birds Eye Foods issued Senior Subordinated Notes (the "Notes") for $200.0 million aggregate principal amount due November 1, 2008. Interest on the Notes accrues at the rate of 11 7/8 percent per annum and is payable semiannually in arrears on May 1 and November 1.

The Notes represent general unsecured obligations of Birds Eye Foods, subordinated in right of payment to certain other debt obligations of Birds Eye Foods (including Birds Eye Foods' obligations under the Senior Credit Facility). The Notes are guaranteed by Pro-Fac and certain of Birds Eye Foods' subsidiaries.

The Notes contain customary covenants and restrictions on Birds Eye Foods' ability to engage in certain activities, including, but not limited to: (i) limitations on the incurrence of indebtedness and liens; (ii) limitations on consolidations, mergers, sales of assets, transactions with affiliates; and
(iii) limitations on dividends and other distributions. Birds Eye Foods is in compliance with or has obtained bondholder consents for all covenants, restrictions, and requirements under the Notes.

Additionally, in order to facilitate the Transaction, Birds Eye Foods sought and obtained the consent of the holders of the Notes to amend or waive certain provisions in the indenture governing the Notes.

In connection with the Transaction, Birds Eye Foods recorded the Notes at estimated fair value, $208.2 million. The $8.2 million premium is being amortized against interest expense over the life of the Notes.

Subordinated Promissory Note: As partial consideration for the acquisition in fiscal 1999 of the Dean Foods Vegetable Company, the frozen and canned vegetable business of Dean Foods Company ("Dean Foods"), Birds Eye Foods issued to Dean Foods a Subordinated Promissory Note for $30.0 million aggregate principal amount due November 22, 2008. On December 1, 2000, Dean Foods sold the Subordinated Promissory Note to GLK, a former joint venture between Birds Eye Foods and Flanagan Brothers, Inc. As a result of the GLK Transaction, the Subordinated Promissory Note was eliminated on a consolidated basis. See NOTE 7 to the "Notes to Consolidated Financial Statements" for additional disclosure.




Revolving Credit Facility: Borrowings under the short-term Revolving Credit Facility were as follows:


         (Dollars in Thousands)
                                                            Period Ended
                                                              June 28,
                                                                2003
                                                             -----------
         Balance at end of period                            $        0
         Rate at fiscal year end                                   0.0%
         Maximum outstanding during the period               $   29,100
         Average amount outstanding during the period        $    6,300
         Weighted average interest rate during the period          4.7%

As of June 29, 2003, there were $25.2 million in letters of credit outstanding under the Revolving Credit Facility.

Fair Value: The estimated fair value of long-term debt outstanding was approximately $487.3 million at June 28, 2003. The fair value for long-term debt was estimated using either quoted market prices for the same or similar issues or the current rates offered to the Company for debt with similar maturities.

Other Debt: Other debt of $3.8 million carries rates up to 5.76 percent at June 28, 2003 and matures in fiscal 2004.

The following table summarizes Birds Eye Foods' future payments due on long-term debt as of June 28, 2003:
(Dollars in Millions)

Fiscal Year Ending Last                                        Senior Subordinated          Other
   Saturday in June                     Term Loan Facility   Notes - 11 7/8 Percent     Long Term Debt       Total
   ----------------                     ------------------   ----------------------     --------------       -----
         2004                                        $15.8                     $0.0               $3.8       $19.6
         2005                                          2.7                      0.0                0.0         2.7
         2006                                          2.7                      0.0                0.0         2.7
         2007                                          2.7                      0.0                0.0         2.7
         2008                                        129.6                      0.0                0.0       129.6
      Thereafter                                     115.2                    200.0                0.0       315.2
                                                     -----                    -----                ---       -----
         Total                                      $268.7                   $200.0               $3.8      $472.5
                                                    ------                   ------               ----      ------


NOTE 11.      TAXES ON INCOME

Although Holdings LLC as a stand-alone entity is a limited liability company and is not subject to federal or state tax, Holdings Inc. (a wholly-owned subsidiary of the Company) and its subsidiary, Birds Eye Foods, are both C Corporations which are subject to federal, state, and foreign taxation.

The (provision)/benefit for taxes on income includes the following:

(Dollars in Thousands)

                                                  For the period
                                                August 19, 2002 -
                                                  June 28, 2003
                                              --------------------
   Federal -
     Current                                       $    3,593
     Deferred                                         (17,130)
                                                   ----------
                                                      (13,537)
                                                   ----------
   State and foreign -
     Current                                              399
     Deferred                                          (1,739)
                                                   ----------
                                                       (1,340)
                                                   ----------
                                                   $  (14,877)
                                                   ==========

A reconciliation of the effective tax rate to the amount computed by applying the federal income tax rate to income before taxes and discontinued operations is as follows:

                                                  For the period
                                                August 19, 2002 -
                                                   June 28, 2003
                                              --------------------
Statutory federal rate                                35.0%
State and foreign income taxes, net
    of federal income tax benefit                      4.9%
Goodwill and other intangible assets                   0.0%
Meals and entertainment                                0.4%
Dividend received reduction                            0.0%
Other, net                                            (0.3)%
                                                      ----
   Effective Tax Rate                                 40.0%
                                                      ====

Deferred tax (liabilities)/assets as of June 28, 2003 consist of the following:

(Dollars in Thousands)
Liabilities -
   Depreciation                                                 $  (23,727)
   Goodwill and other intangible assets                            (24,122)
   Prepaid manufacturing expense                                    (4,689)
                                                                ----------
     Total deferred tax liabilities                                (52,538)
                                                                ----------

Assets -
   Inventories                                                      13,888
   Credits and operating loss carryforwards                         27,667
   Insurance accruals                                                2,162
   Pension/OPEB accruals                                            18,062
   Termination Agreement with Pro-Fac Cooperative, Inc.             12,774
   Restructuring reserves                                            3,300
   Premium on Senior Subordinated Notes                              4,379
   Lease premiums                                                    2,116
   Other                                                             3,924
                                                                ----------
     Total deferred tax assets                                      88,272
                                                                ----------
   Net deferred tax assets                                          35,734
   Valuation allowance                                             (16,293)
                                                                ----------
     Total                                                      $   19,441
                                                                ==========

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryforward period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income, and the projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible.

As of June 28, 2003, the Company and its subsidiaries maintained a valuation allowance in the amount of $16.3 million. The valuation allowance was established for foreign and state net operating losses and state tax credits. As the Company and its subsidiaries cannot assure that realization of the credits is more likely than not to occur, a valuation allowance has been established.

As of June 28, 2003, the Company and its subsidiaries have carryforwards of $27.7 million regarding federal, foreign, and state tax attributes (net operating losses and credit carryforwards). Approximately $2.1 million of these attributes will expire on or before June 2008 if not utilized by the Company and its subsidiaries. The remaining $25.6 million will expire on or before June 2023 if not utilized by the Company and its subsidiaries.

NOTE 12.      PENSIONS, PROFIT SHARING, AND OTHER EMPLOYEE BENEFITS

Pensions: Certain subsidiaries of the Company have primarily noncontributory defined-benefit plans covering substantially all hourly employees. The benefits for these plans are based primarily on years of service and employees' pay near retirement. The Company's funding policy is consistent with the funding requirements of Federal law and regulations. Plan assets consist principally of common stocks, corporate bonds and US government obligations. For purposes of this disclosure, all defined-benefit pension plans have been combined.

In September 2001, Birds Eye Foods made the decision to freeze benefits provided under its Master Salaried Retirement Plan. This plan was amended to freeze benefit accruals effective September 28, 2001. Participants who, on that date, were actively employed and who had attained age 40, completed 5 years of vesting service, and whose sum of age and vesting services was 50 or more, were grandfathered. Grandfathered participants are entitled to continue to earn benefit service in accordance with the provisions of the plan with respect to periods of employment after September 28, 2001 but in no event beyond September 28, 2006.

Certain subsidiaries of the Company also participate in several union sponsored pension plans. It is not possible to determine the Company's relative share of the accumulated benefit obligations or net assets for these plans. Contributions to these plans are paid when incurred and billed by the sponsoring union or plan.

As a result of the Transaction, Birds Eye Foods recorded previously unrecognized actuarial losses and unrecognized prior service costs of $10.4 million in its purchase price allocation.

As it is impractical to determine the plans' projected benefit obligation, plan assets, and the plans' funded status as of August 19, 2002, the information presented below reflects the period June 30, 2002 through June 28, 2003.

(Dollars in Thousands)
Pension Benefits
For the Fiscal Year Ended June 28, 2003
Change in benefit obligation:
   Benefit obligation at beginning of period                               $  106,371
   Service cost                                                                 4,007
   Interest cost                                                                7,683
   Plan participants' contributions                                                76
   Plan amendments                                                                 45
   Actuarial loss                                                              12,765
   Benefits paid                                                               (8,521)
                                                                           ----------
     Benefit obligation at end of period                                      122,426
                                                                           ----------

Change in plan assets:
   Fair value of plan assets at beginning of period                            87,066
   Actual loss on plan assets                                                 (12,083)
   Employer contribution                                                          715
   Plan participants' contributions                                                76
   Benefits paid                                                               (8,521)
   Adjustment for prior business combination                                       25
                                                                           ----------
     Fair value of plan assets at end of period                                67,278
                                                                           ----------

Plan funded status                                                            (55,148)
   Unrecognized prior service cost                                                 45
   Unrecognized net actuarial loss                                             23,295
   Employer contributions during period from measurement date
     to fiscal year-end                                                        14,440
                                                                           ----------
     Accrued benefit liability net of additional minimum pension liability $  (17,368)
                                                                           ==========

Amounts recognized in the statement of financial position:
   Accrued benefit liability                                               $  (50,277)
   Prepaid pension cost                                                        14,440
   Intangible asset                                                                45
   Accumulated other comprehensive income - minimum pension liability(1)       18,424
                                                                           ----------
     Net amount recognized                                                 $  (17,368)
                                                                           ==========

Weighted-average assumptions:
   Discount rate                                                                  6.6%
   Expected return on plan assets                                                 8.0/8.5%
   Rate of compensation increase                                                  3.8/3.5%

(1) The fair value of the Company's pension plan assets was below the accumulated benefit obligation at the plan's March measurement date in fiscal 2003 by $18.4 million. In accordance with SFAS 87, "Employers' Accounting for Pensions," the net of tax amount of $11.3 million of accumulated other comprehensive loss as of June 28, 2003 was included on the statement of financial position.

Net periodic benefit cost for the period ended June 28, 2003 is comprised of the following:

Components of net periodic benefit cost:
   Service cost                                                       $ 4,007
   Interest cost                                                        7,683
   Expected return on plan assets                                      (6,621)
   Amortization of prior service cost                                      15
   Amortization of loss                                                    17
                                                                      -------
Net periodic benefit cost - Company plans                               5,101
Net periodic benefit cost - union plans                                   670
                                                                      -------
Total periodic benefit cost                                           $ 5,771
                                                                      =======

Birds Eye Foods maintains a non-tax qualified Supplemental Executive Retirement Plan ("SERP") which provides additional retirement benefits to two prior executives of Birds Eye Foods who retired prior to November 4, 1994. In December 2000, Birds Eye Foods adopted an additional SERP to provide additional retirements benefits to a current executive officer of Birds Eye Foods.

Birds Eye Foods maintains an Excess Benefit Retirement Plan which serves to provide employees with the same retirement benefit they would have received from Birds Eye Foods'retirement plan under the career average base pay formula, but for changes required under the 1986 Tax Reform Act and the compensation limitation under Section 401(a)(17) of the Internal Revenue Code having been revised in the 1992 Omnibus Budget Reform Act. This plan was amended to freeze benefit accruals effective September 28, 2001. Participants who, on that date, were actively employed and who had attained age 40, completed 5 years of vesting service, and whose sum of age and vesting services was 50 or more, were grandfathered. Grandfathered participants are entitled to continue to earn benefit service in accordance with the provisions of the plan with respect to periods of employment after September 28, 2001 but in no event beyond September 28, 2006.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the six retirement plans with accumulated benefit obligations in excess of plan assets as of June 28, 2003 were:

(Dollars in Thousands)

                                 Master Hourly            Master Salaried             Excess Benefit
                                 Pension Plan             Retirement Plan             Retirement Plan
                                 ------------             ---------------             ---------------
Projected benefit obligation      $  76,124                 $   41,654                    $  933
Accumulated benefit obligation       72,938                     40,023                       867
Plan assets                          47,112                     19,906                         0

                             Supplemental Executive        Supplemental Executive     Southland Frozen Foods
                              Retirement Plan No. 1      Retirement Agreement No. 2       Pension Plan
                              ---------------------      --------------------------       ------------
PROJECTED BENEFIT OBLIGATION      $   1,955                      $  1,461                    $  300
Accumulated benefit obligation        1,955                         1,461                       300
Plan assets                               0                             0                       260

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS: Certain subsidiaries of the Company sponsor benefit plans that provide postretirement medical and life insurance benefits for certain current and former employees. For the most part, current employees are not eligible for the postretirement medical coverage. Generally, other than pensions, the Company does not pay retirees' benefit costs. Various exceptions exist, which have evolved from union negotiations, early retirement incentives and existing retiree commitments from acquired companies.

The Company has not prefunded any of its retiree medical or life insurance liabilities. Consequently there are no plan assets held in a trust, and there is no expected long-term rate of return assumption for purposes of determining the annual expense.

The following table sets forth the changes in the plans' projected benefit obligation and plan assets and the plans' funded status and amounts recognized in the Company's financial statements at June 28, 2003.

(Dollars in Thousands)

Change in benefit obligation:
   Benefit obligation at beginning of period                               $    3,817
   Service cost                                                                    43
   Interest cost                                                                  266
   Plan amendments                                                               (114)
   Actuarial loss                                                                  17
   Benefits paid                                                                 (391)
                                                                           ----------
     Benefit obligation at end of period                                        3,638
                                                                           ----------

Change in plan assets:
   Fair value of assets at beginning of period                                      0
   Employer contribution                                                          391
   Benefits paid                                                                 (391)
                                                                           ----------
     Fair value of assets at end of period                                          0
                                                                           ----------

Plan funded status:                                                            (3,638)
   Unrecognized prior service cost                                               (114)
   Unrecognized actuarial loss                                                     18
                                                                           ----------
     Accrued benefit liability                                             $   (3,734)
                                                                           ==========

Weighted-average assumptions:
   Discount rate                                                                  6.6%
   Expected return on plan assets                                                  N/A
   Rate of compensation increase                                                  3.8%

Components of net periodic benefit cost:
   Service cost                                                            $        43
   Interest cost                                                                   266
   Amortization of prior service cost                                              (60)
                                                                           -----------
   Net periodic benefit cost                                               $       249
                                                                           ===========

For measurement purposes, an 11.0 percent rate of increase in the per capita cost of covered health care benefits was assumed for fiscal 2003. The rate was assumed to decrease gradually to 5.0 percent for 2007 and remain at that level thereafter.

The assumed health care trend rates can have a significant effect on the amounts reported for the postretirement benefits plan. A one-percentage point change in the assumed health care trend rates would have the following effect:

                                                                              1-Percentage       1-Percentage
                                                                             Point Increase     Point Decrease
                                                                             --------------     --------------
Effect on total of service and interest cost components for fiscal 2003         $   18              $   (13)
Effect on postretirement benefit obligation at June 28, 2003                    $  181              $  (121)

BIRDS EYE FOODS 401(k) PLAN: Under the Birds Eye Foods 401(k) Plan ("401(k)"), Birds Eye Foods contributes matching contributions to the plan for the benefit of employees who elect to defer a portion of their salary into the plan. During fiscal 2003, Birds Eye Foods allocated approximately $1.3 million in the form of matching contributions to the plan.

In addition, Birds Eye Foods also maintains a Non- Qualified 401(k) Plan in which Birds Eye Foods allocates matching contributions for the benefit of "highly compensated employees" as defined under Section 414(q) of the Internal Revenue Code. Birds Eye Foods allocated $0.3 million during fiscal 2003 in the form of matching contributions to this plan.


NOTE 13.      MEMBERS' CAPITAL

As specified in the Company's Amended and Restated Limited Liability Company Agreement (the "LLC Agreement"), the Company has five classes of membership units: Class A, B, C, D, and P.

COMMON: Class A units are issued to Vestar. There were 443,878 Class A common units authorized and issued to Vestar in partial consideration for Vestar's capital contributions pursuant to the Unit Purchase Agreement (see NOTE 2 to the "Notes to Consolidated Financial Statements"). There have been no additional Class A common units issued subsequent to the Transaction.

Class B units are issued to Pro-Fac Cooperative, Inc. There were 321,429 Class B units authorized and issued to Pro-Fac Cooperative, Inc. in consideration for Pro-Fac's contribution of all of the shares of Birds Eye Foods, Inc. common stock to Holdings LLC (see NOTE 2 to the "Notes to Consolidated Financial Statements"). There have been no additional Class B common units issued subsequent to the Transaction.

Class C and D units are issued to certain members of management in consideration for cash and promissory notes to the Company. The LLC Agreement authorized the issuance of 16,000 Class C units and 16,000 Class D units. There were 11,405 and 12,575 Class C and D units, respectively, issued as of the August 19, 2002 Transaction. Subsequent to the Transaction, there have been 2,340 and 2,036 Class C and Class D units, respectively, issued through June 28, 2003. There were 1,345 and 950 Class C and Class D units, respectively, redeemed during fiscal 2003.

Management promissory notes consist of promissory notes made to the Company by certain members of management. These notes bear interest at 4.55% per annum, compounded annually, and have a term of seven years. The amounts due under the notes are secured by pledges of management's Class C and Class D units, and the Company has full recourse for payment, satisfaction, and discharge of the notes.

Unitholders are liable only to the extent of their capital contributions to the Company. No unitholder has any personal liability whatsoever in such capacity as a unitholder for the debts, liabilities, commitments, and any other obligations of the Company or for any losses of the Company.

VOTING RIGHTS: Class A common units entitle the owner thereof to two votes for each Class A common unit held. Class B, C, and D common units entitle the owner thereof to one vote for each unit held. Members elect the Management Committee of the Company, which is authorized to take all action which may be necessary for the continuation of the Company and for the maintenance, preservation, and operation of the business of the Company. Any representative may be removed from the Management Committee at any time by the holders of a majority of the total voting power of the outstanding common units.

PREFERRED UNITS: In connection with the Transaction, 1,000 Class P preferred units were issued to Vestar and its affiliates. Owners of Class P preferred units are entitled to a cumulative preferred unitholder return of 15% per annum of the original cost of $137.5 million. This preferred return is computed based on a 360-day year consisting of 12 equal months and is compounded quarterly. As of June 28, 2003, the total amount of preferred dividends accumulated and unpaid was $18.7 million. There have been no additional Class P preferred units issued through June 28, 2003.

In connection with the issuance of the Class P preferred units, the Company incurred approximately $4.0 million in issuance costs. These costs are being accreted using the effective interest method through August 19, 2010 pursuant to the terms of the Limited Liability Company Agreement.

The following table reflects the Class P preferred units activity for the period August 19, 2002 through June 28, 2003:

(Dollars in thousands)

Balance at beginning of period                       $133,528
Dividends on preferred LLC units                       18,679
Accretion of preferred LLC unit issuance costs            376
                                                     --------
Balance at end of period                             $152,583
                                                     ========

Although the Class P preferred units are non-voting, the majority of preferred unitholders must approve any action which (i) alters or changes the rights, preferences or privileges of the preferred units, (ii) creates any new class of units having a preference over or on parity with the preferred units, or (iii) reclassifies units into units having a preference over or on parity with the preferred units.

The preferred units are subject to mandatory redemption at the option of the preferred unitholders (i) upon the occurrence of an initial public offering of the Company's, Birds Eye Holdings Inc.'s, or Birds Eye Foods, Inc.'s capital stock, (ii) at the time of a sale of the Company, or (iii) any time following August 19, 2010.

The preferred units may also be redeemed at the option of the Company at any time after August 19, 2005. Upon such redemption, the Company shall pay a price per preferred unit equal to the product of (i) the unitholder's preferred capital plus the accumulated unpaid preferred returns and (ii) a redemption premium as follows:

         After August 19, 2005 through and including August 19, 2006:           107.50%
         After August 19, 2006 through and including August 19, 2007:           103.75%
         Thereafter:                                                            100.00%

ALLOCATIONS AND DISTRIBUTIONS: The Company's profits and losses are generally allocated to unit holders in a manner that will support the distribution of distributable assets. Generally, profits are first allocated to unit holders having deficit balances in their capital accounts. Profits and losses, to the extent not so allocated, are allocated to unit holders so that, as nearly as possible, the credit balances in their respective capital accounts equal the amount they would receive upon a sale of all of the Company's assets, for their respective fair market values, and distribution of the proceeds to the unit holders pursuant to the terms of Section 4.4 of the Limited Liability Company Agreement.

Generally, distributable assets are distributed FIRST, to the preferred unit holders in respect of their accrued and unpaid preferred return, SECOND, to the preferred unit holders in respect of their unpaid preferred capital, THIRD, pro rata among the Company's common unit holders in respect of their unpaid common capital, and, FOURTH, among the common unit holders pursuant to the terms of
Section 4.4(a)(iv) of the LLC Agreement, which provides that certain variable aggregate percentages of distributable assets will be allocated to the various classes of the common units, and then distributed on a pro rata basis among the units of each such class, depending on whether certain performance targets have been achieved and, with respect to the Class C units and Class D units, the number of units of each such class outstanding.

SECURITYHOLDERS AGREEMENT: Holdings LLC, Pro-Fac and Vestar, together with others, including management of Birds Eye Foods, entered into a securityholders agreement dated August 19, 2002 (and as amended from time to time, the "Securityholders Agreement") containing terms and conditions relating to the transfer of membership interests in and the management of Holdings LLC.

The Securityholders Agreement includes a voting agreement pursuant to which (1) the holders of common units agree to vote their common units and to take any other action necessary to cause the authorized number of members or directors for each of the respective management committees or boards of directors of Holdings LLC, Holdings Inc. and Birds Eye Foods to be set at not less than nine but not more than 11, as determined by Vestar, which shall include six members/directors designated by Vestar, two members/directors designated by Pro-Fac, one member/director who shall be the chief executive officer of Birds Eye Foods and two members/directors designated by Vestar who shall be independent of Holdings LLC, its subsidiaries' management and Vestar, and (2) the holders of common units shall vote their common units as directed by Vestar with respect to the approval of any amendment(s) to the LLC Agreement, the merger, unit exchange, combination or consolidation of Holdings LLC, the sale, lease or exchange of all or substantially all of the property and assets of Holdings LLC and its subsidiaries, including Birds Eye Foods, and the reorganization, recapitalization, liquidation, dissolution, or winding-up of Holdings LLC, provided such action is not inconsistent with the LLC Agreement or the Securityholders Agreement and further provided such action shall not have a material adverse effect on a unit holder that would be borne disproportionately by such unit holder.

The Securityholders Agreement also provides (1) Pro-Fac and management of Birds Eye Foods with "tag-along" rights in connection with certain transfers of Holdings LLC units by Vestar; (2) Vestar with "take-along" rights to require Pro-Fac and management of Birds Eye Foods to consent to a proposed sale of Holdings LLC; (3) Pro-Fac and Vestar with demand registration rights, in securities of a subsidiary of Holdings LLC, including Birds Eye Foods, which are acquired by them through a distribution by Holdings LLC of such securities in exchange for their respective units in Holdings LLC, such distributed securities being "Registrable Securities", and other unit holders, including management of Birds Eye Foods with incidental registration rights in the Registrable Securities owned by such unit holders, (4) Pro-Fac and management of Birds Eye Foods certain pre-emptive rights with respect to new securities of Holdings LLC or any of its subsidiaries proposed to be issued to Vestar or any affiliate of Vestar, and (5) Vestar the right to modify the Securityholders Agreement without the consent of Pro-Fac, management of Birds Eye Foods or any other unit holder if the amendment cannot reasonably be expected to have a material adverse effect on a unit holder that would be borne disproportionately by such unit holder or the amendment does not adversely affect any unit holder of Holdings LLC in any material respect and it is in connection with a change that cures any ambiguity or corrects or supplements a provision of the Securityholders Agreement.

NOTE 14.      GUARANTEES AND INDEMNIFICATIONS

In certain instances when the Company sells businesses or assets, the Company may retain certain liabilities for known exposures and provide indemnification to the buyer with respect to future claims for certain unknown liabilities existing, or arising from events occurring, prior to the sale date, including liabilities for taxes, legal matters, environmental exposures, labor contingencies, product liability, and other obligations. The terms of the indemnifications vary in duration, from one to three years for certain types of indemnities, to terms for tax indemnifications that are generally aligned to the applicable statute of limitations for the jurisdiction in which the tax is imposed, and to terms for certain liabilities (i.e., warranties of title and environmental liabilities) that typically do not expire. The maximum potential future payments that the Company could be required to make under these indemnifications are either contractually limited to a specified amount or unlimited. The maximum potential future payments that the Company could be required to make under these indemnifications are not determinable at this time, as any future payments would be dependent on the type and extent of the related claims, and all relevant defenses, which are not estimable. Historically, costs incurred to resolve claims related to these indemnifications have not been material to the Company's financial position, results of operations or cash flows.

The Company enters into agreements with indemnification provisions in the ordinary course of business with its customers, suppliers, service providers and business partners. In such instances, the Company usually indemnifies, holds harmless and agrees to reimburse the indemnified party for claims, actions, liabilities, losses and expenses in connection with any infringement of third party intellectual property or proprietary rights, or when applicable, in connection with any personal injuries or property damage resulting from the Company's products sold or services provided. Additionally, the Company may from time to time agree to indemnify and hold harmless its providers of services from claims, actions, liabilities, losses and expenses relating to their services to the Company, except to the extent finally determined to have resulted from the fault of the provider of services relating to such services. The level of conduct constituting fault of the service provider varies from agreement to agreement and may include conduct which is defined in terms of negligence, gross negligence, willful misconduct, omissions or other culpable behavior. The terms of these indemnification provisions are generally not limited. The maximum potential future payments that the Company could be required to make under these indemnification provisions are unlimited. The maximum potential future payments that the Company could be required to make under these indemnification provisions are not determinable at this time, as any future payments would be dependent on the type and extent of the related claims, and all relevant defenses to the claims, which are not estimable. Historically, costs incurred to resolve claims related to these indemnification provisions have not been material to the Company's financial position, results of operations or cash flows.

The Company has by-laws, policies, and agreements under which it indemnifies its directors and officers from liability for certain events or occurrences while the directors or officers are, or were, serving at the Company's request in such capacities. Furthermore, the Company is incorporated in the state of Delaware which requires corporations to indemnify their officers and directors under certain circumstances. The term of the indemnification period is for the director's or officer's lifetime. The maximum potential amount of future payments that the Company could be required to make under these indemnification provisions is unlimited, but would be affected by all relevant defenses to the claims.

Birds Eye Foods entered into an agreement to provide a guarantee in September 1995 on behalf of the City of Montezuma to renovate a sewage treatment plant operated in Montezuma, Georgia. Birds Eye Foods issued a guarantee of the loan in an original amount of approximately $3.3 million including interest. The guarantee expires in 2015 and requires payment upon the occurrence of a shortfall in third-party revenue from the utilization of the sewage treatment plant. In the event of such shortfall, Birds Eye Foods would be required to pay the remainder of the loan for the City of Montezuma. As of June 28, 2003, the outstanding loan amount, including interest, was $2.0 million. In connection with the exit plan described in NOTE 2 to the "Notes to Consolidated Financial Statements," a liability of approximately $1.4 million has been recorded to reflect that portion of the guarantee associated with the fresh production operations of Montezuma, Georgia. See NOTE 16 to the "Notes to Consolidated Financial Statements" for additional disclosures related to this guarantee.

Subsidiary Guarantors: Kennedy Endeavors, Incorporated and Linden Oaks Corporation, indirect wholly-owned subsidiaries of the Company ("Subsidiary Guarantors"), and Pro-Fac (Pro-Fac files periodic reports under the Securities Exchange Act of 1934, Commission File Number 0-20539) have jointly and severally, fully and unconditionally guaranteed, on a senior subordinated basis, the obligations of Birds Eye Foods with respect to Birds Eye Foods'
11 7/8 percent Senior Subordinated Notes due 2008 (the "Notes"). In addition, Birds Eye Holdings Inc., Kennedy Endeavors, Incorporated, GLK Holdings, Inc., BEMSA Holdings Inc., and Linden Oaks Corporation have jointly and severally, fully and unconditionally guaranteed the obligations of the Company with respect to the Company's Senior Credit Facility. The covenants in the Notes and the Senior Credit Facility do not restrict the ability of the Subsidiary Guarantors to make cash distributions to the Company or its subsidiaries.

Presented below is condensed consolidating financial information for (i) Birds Eye Holdings LLC, (ii) Birds Eye Foods, Inc., (iii) the Subsidiary Guarantors, and (iv) non-guarantor subsidiaries. The condensed consolidating financial information has been presented to show the nature of assets held, results of operations, and cash flows of the Company and the Subsidiary Guarantors and non-guarantor subsidiaries in accordance with Securities and Exchange Commission Financial Reporting Release No. 55.

                                                                       Statement of Operations
                                                                  August 19, 2002 - June 28, 2003
                                    --------------------------------------------------------------------------------------------
                                      Birds Eye       Birds Eye       Subsidiary    Non-Guarantor      Eliminating
                                    Holdings LLC     Foods, Inc.      Guarantors    Subsidiaries         Entries    Consolidated
                                    ------------     -----------      ----------    ------------         -------    ------------
(Dollars in Thousands)
Net sales                           $             0  $   763,273      $   29,787     $        0        $ (14,011)    $   779,049
Cost of sales                                     0     (585,862)        (22,799)             0           12,260        (596,401)
                                    ---------------  -----------      ----------     ----------        ---------     -----------
Gross profit                                      0      177,411           6,988              0           (1,751)        182,648
Selling, administrative,
   and general expenses                           0     (103,485)         (2,967)             0                0        (106,452)
Other income/(expense)                            0      (39,920)         40,147              0             (227)              0
Income from former joint venture                  0        1,770               0              0                0           1,770
Income from subsidiaries                     20,756       33,623             839              0          (55,218)              0
                                    ---------------  -----------      ----------     ----------        ---------     -----------
Operating income before
   discontinued operations                   20,756       69,399          45,007              0          (57,196)         77,966
Interest income/(expense)                        27      (51,176)          8,498          1,889                0         (40,762)
                                    ---------------  -----------      ----------     ----------        ---------     -----------
Pretax income before
   discontinued operations                   20,783       18,223          53,505          1,889          (57,196)         37,204
Tax benefit/(provision)                           0        4,077         (18,954)             0                0         (14,877)
                                    ---------------  -----------      ----------     ----------        ---------     -----------
Net (loss)/income before
   discontinued operations                   20,783       22,300          34,551          1,889          (57,196)         22,327
Discontinued operations
(net of a tax provision of $624)                  0       (1,544)              0              0                0          (1,544)
                                    ---------------  ------------     ----------     ----------        ---------     -----------
Net income                          $        20,783  $    20,756      $   34,551     $    1,889        $ (57,196)        $20,783
                                    ===============  ============     ==========     ==========        =========     ===========
Accretion of Preferred LLC
   LLC Unit issuance costs                     (376)           0               0              0                0            (376)
Dividends on Preferred LLC Units            (18,679)           0               0              0                0         (18,679)
                                    ---------------  -----------      ----------     ----------        ---------     -----------
Net Income available to Common
   LLC Unitholders                  $         1,728  $    20,756      $   34,551     $    1,889        $ (57,196)    $     1,728
                                    ===============  ===========      ==========     ==========        =========     ===========

                                                                   Statement of Financial Position
                                                                            June 28, 2003
                                    --------------------------------------------------------------------------------------------
                                      Birds Eye       Birds Eye       Subsidiary   Non-Guarantor     Eliminating
                                    Holdings LLC     Foods, Inc.      Guarantors    Subsidiaries        Entries     Consolidated
                                    ------------     -----------      ----------    ------------        -------     ------------
(Dollars in Thousands)

Assets
   Cash and cash equivalents        $           0    $   153,619      $      137     $        0      $         0     $   153,756
   Accounts receivable, net                     0         56,441           3,630              0                0          60,071
   Inventories -
     Finished goods                             0        185,423             560              0                0         185,983
     Raw materials and supplies                 0         19,813             788              0                0          20,601
                                    -------------    -----------      ----------     ----------      -----------     -----------
       Total inventories                        0        205,236           1,348              0                0         206,584
   Other current assets                         0         59,323          (3,151)             0                0          56,172
                                    -------------    -----------      ----------     ----------      -----------     -----------
       Total current assets                     0        474,619           1,964              0                0         476,583

   Property, plant, and equipment,
     net                                        0        187,819           7,380              0                0         195,199
   Investment in subsidiaries             211,537        298,030          11,939              0         (521,506)              0
   Goodwill and other intangible
     assets, net                                0         44,088         161,283              0                0         205,371
   Other assets                                27         31,919         102,545         26,889         (129,123)         32,257
                                    -------------    -----------      ----------     ----------      -----------     -----------

       Total assets                 $     211,564    $ 1,036,475      $  285,111     $   26,889      $  (650,629)    $   909,410
                                    =============    ===========      ==========     ==========      ===========     ===========

Liabilities and Members' Capital
   Current portion of long-term
     debt                           $           0    $    19,611      $        0     $        0      $         0     $    19,611
   Current portion of Termination
     and Transitional Service
     Agreements with Pro-Fac
     Cooperative, Inc.                          0          9,403               0              0                0           9,403
   Accounts payable                             0         65,826           1,324              0                0          67,150
   Accrued interest                             0          4,106               0              0                0           4,106
   Intercompany loans                           0          1,987          (1,987)             0                0               0
   Other current liabilities                   51         56,718           2,694              0                0          59,463
                                    -------------    -----------      ----------     ----------      -----------     -----------
       Total current liabilities               51        157,651           2,031              0                0         159,733
   Long-term debt                               0        486,859               0              0          (26,889)        459,970
   Long-term portion of Termination
     and Transitional Service
     Agreements with Pro-Fac
     Cooperative, Inc.                          0         24,031               0              0                0          24,031
   Other non-current liabilities                0        156,397               0              0         (102,234)         54,163
                                    -------------    -----------      ----------     ----------      -----------     -----------

       Total liabilities                       51        824,938           2,031              0         (129,123)        697,897

   Mandatory redeemable preferred
     LLC Units                            152,583              0               0              0                0         152,583
                                    -------------    -----------      ----------     ----------      -----------     -----------

   Members' capital                        58,930        211,537         283,080         26,889         (521,506)         58,930
                                    -------------    -----------      ----------     ----------      -----------     -----------

       Total liabilities and
         members' capital           $     211,564    $ 1,036,475      $  285,111     $   26,889      $  (650,629)    $   909,410
                                    =============    ===========      ==========     ==========      ===========     ===========

                                                                 Statement of Cash Flows
                                                             August 19, 2002 - June 28, 2003
                                                       ---------------------------------------------
                                                       Birds Eye
                                                        Holdings      Birds Eye       Subsidiary
                                                           LLC      Foods, Inc.       Guarantors
                                                       ----------    -----------      ----------
(Dollars in Thousands)

Cash Flows From Operating Activities:
   Net income                                           $  20,783    $  20,756        $  34,551
   Adjustments to reconcile net income to cash
     provided by operating activities -
       Amortization of certain intangible assets                0        1,606              656
       Depreciation                                             0       21,562              567
       Amortization of debt issue costs,
         amendment costs, debt discounts and
         premiums, and interest in-kind                         0       11,086                0
       Equity in earnings of former joint venture               0       (1,109)               0
       Equity in earnings of subsidiaries                 (20,756)     (33,623)            (839)
       Equity in undistributed earnings of CoBank               0          (29)               0
       Transitional Services Agreement with
         Pro-Fac Cooperative, Inc.                              0         (455)               0
       Provision/(benefit) for deferred taxes                   0       13,481                0
       Provision for losses on accounts receivable              0          480               90
       Change in working capital                               24       92,246           (6,343)
                                                        ---------    ---------        ---------
Net cash provided by operating activities                      51      126,001           28,682

Cash Flows From Investing Activities:
   Purchase of property, plant, and equipment                   0      (13,868)            (307)
   Proceeds from disposals                                      0       27,338               11
   Proceeds from note receivable                                0        4,978                0
   Issuance of note receivable to Pro-Fac Cooperative           0         (700)               0
   Proceeds from investment in CoBank                           0        3,053                0
   Repayments from former joint venture                         0        6,285                0
   Disposition of investment in former joint venture            0       13,900                0
   Investment in GLK, LLC                                       0            0          (11,100)
   Investment in Birds Eye Foods, Inc.                   (175,590)           0                0
   Dividends received                                           0       29,530                0
                                                        ---------    ---------        ---------
Net cash (used in)/provided by
   investing activities                                  (175,590)      70,516          (11,396)

Cash Flows From Financing Activities:
   Proceeds from issuance of long-term debt                     0      270,000                0
   Common unitholders redemption                              (51)           0                0
   Preferred and common unitholders investment            175,590      175,590                0
   Payments on Subordinated Promissory Note                     0      (25,000)               0
   Net payments on prior revolving credit facility              0      (22,000)               0
   Payments on long-term debt                                   0     (402,488)               0
   Payments on Termination Agreement with
     Pro-Fac Cooperative, Inc.                                  0      (12,118)               0
   Payments on capital lease                                    0         (775)               0
   Cash paid for debt issuance costs                            0      (24,743)               0
   Dividends paid                                               0            0          (29,530)
   Birds Eye Foods, Inc. investment                             0            0           11,100
   Cash paid for transaction fees                               0       (6,000)               0
                                                        ---------    ---------        ---------
Net cash used in financing activities                     175,539      (47,534)         (18,430)

Net change in cash and cash equivalents                         0      148,983           (1,144)

Cash and cash equivalents at beginning of period                0        4,636            1,281
                                                        ---------    ---------        ---------
Cash and cash equivalents at end of period              $       0    $ 153,619        $     137
                                                        =========    =========        =========
                                                                 Statement of Cash Flows
                                                             August 19, 2002 - June 28, 2003
                                                       ---------------------------------------------
                                                       Non-Guarantor    Eliminating
                                                        Subsidiaries      Entries       Consolidated
                                                       ---------------  ------------    ------------
(Dollars in Thousands)

Cash Flows From Operating Activities:
   Net income                                           $   1,889        $ (57,196)      $  20,783
   Adjustments to reconcile net income to cash
     provided by operating activities -
       Amortization of certain intangible assets                0                0           2,262
       Depreciation                                             0                0          22,129
       Amortization of debt issue costs,
         amendment costs, debt discounts and
         premiums, and interest in-kind                    (1,889)               0           9,197
       Equity in earnings of former joint venture               0                0          (1,109)
       Equity in earnings of subsidiaries                       0           55,218               0
       Equity in undistributed earnings of CoBank               0                0             (29)
       Transitional Services Agreement with
         Pro-Fac Cooperative, Inc.                              0                0            (455)
       Provision/(benefit) for deferred taxes                   0                0          13,481
       Provision for losses on accounts receivable              0                0             570
       Change in working capital                                0            1,978          87,905
                                                        ---------        ---------       ---------
Net cash provided by operating activities                       0                0         154,734


Cash Flows From Investing Activities:
   Purchase of property, plant, and equipment                   0                0         (14,175)
   Proceeds from disposals                                      0                0          27,349
   Proceeds from note receivable                                0                0           4,978
   Issuance of note receivable to Pro-Fac Cooperative           0                0            (700)
   Proceeds from investment in CoBank                           0                0           3,053
   Repayments from former joint venture                         0                0           6,285
   Disposition of investment in former joint venture            0                0          13,900
   Investment in GLK, LLC                                       0           11,100               0
   Investment in Birds Eye Foods, Inc.                          0          175,590               0
   Dividends received                                           0          (29,530)              0
                                                        ---------        ---------       ---------
Net cash (used in)/provided by
   investing activities                                         0          157,160          40,690


Cash Flows From Financing Activities:
   Proceeds from issuance of long-term debt                     0                0         270,000
   Common unitholders redemption                                0                0             (51)
   Preferred and common unitholders investment                  0         (175,590)        175,590
   Payments on Subordinated Promissory Note                     0                0         (25,000)
   Net payments on prior revolving credit facility              0                0         (22,000)
   Payments on long-term debt                                   0                0        (402,488)
   Payments on Termination Agreement with
     Pro-Fac Cooperative, Inc.                                  0                0         (12,118)
   Payments on capital lease                                    0                0            (775)
   Cash paid for debt issuance costs                            0                0         (24,743)
   Dividends paid                                               0           29,530               0
   Birds Eye Foods, Inc. investment                             0          (11,100)              0
   Cash paid for transaction fees                               0                0          (6,000)
                                                        ---------        ---------       ---------
Net cash used in financing activities                           0         (157,160)        (47,585)


Net change in cash and cash equivalents                         0                0         147,839


Cash and cash equivalents at beginning of period                0                0           5,917
                                                        ---------        ---------       ---------
Cash and cash equivalents at end of period              $       0        $       0       $ 153,756
                                                        =========        =========       =========

NOTE 15.      OTHER MATTERS

Legal Matters: On December 23, 2002, Birds Eye Foods, Inc. entered into a settlement agreement with: (a) Blue Line Farms, as the class representative, relating to a lawsuit brought as a class action (the "Blue Line Farms Litigation"), on September 25, 2001 in the circuit court of Multnomah County, Oregon, alleging various claims related to the operation of PF Acquisition II, Inc., a former subsidiary of Pro-Fac that conducted business under the name AgriFrozen Foods ("AgriFrozen") and (b) the plaintiffs in a lawsuit pending in the United States Bankruptcy Court for the District of Oregon, known as the "Seifer Trust Litigation" brought against Birds Eye Foods, Pro-Fac Cooperative, Inc., and other named defendants, alleging various claims under Oregon's grower lien statute. The settlement agreement resulted in a full and final settlement and dismissal of all litigation brought by Blue Line Farms and the plaintiffs in the Seifer Trust Litigation.

The Unit Purchase Agreement for the Transaction contains specific provisions concerning the Blue Line Farms matter and other AgriFrozen related litigation of Birds Eye Foods. These provisions address the sharing of defense costs, as well as judgment and settlement costs, between Birds Eye Foods and Pro-Fac. On an annual basis, Birds Eye Foods agreed to bear responsibility for the first $300,000 of defense costs. In addition, Birds Eye Foods agreed to bear responsibility for one-half of defense costs in excess of $300,000 and for one-half of judgment and settlement costs, subject to an aggregate cap of $3.0 million after which Pro-Fac is responsible for all costs. These provisions regarding a sharing of costs apply only to the Blue Line Farms litigation and the Seifer Trust litigation. These provisions do not apply to other AgriFrozen related litigation, the responsibility for which is entirely with Pro-Fac.

In addition, the Company is a party to various other legal proceedings from time to time in the normal course of its business. In the opinion of management, any liability that the Company might incur upon the resolution of these proceedings will not, in the aggregate, have a material adverse effect on the Company's business, financial condition, or results of operations. Further, no such proceedings are known to be contemplated by any governmental authorities. The Company maintains general liability insurance coverage in amounts deemed to be adequate by management.

NOTE 16.      SUBSEQUENT EVENTS

Proceeds on Sales of Assets and Facilities: On July 21, 2003, Birds Eye Foods sold equipment at its leased facility in Oxnard, California to Coastal Green Frozen Foods, LLC for $0.3 million.

On September 26, 2003, Birds Eye Foods sold its fresh production operation at Montezuma, Georgia to Flint River Foods, LLC for $1.5 million.

On December 4, 2003, Birds Eye Foods sold its facilities located in Uvalde, Texas and Alamo, Texas to TAFMI, Inc. for $3.1 million.

On December 22, 2003, Birds Eye Foods sold vacant land located in Sodus, Michigan to Leco Corp. for $0.3 million.

On February 27, 2004, Birds Eye Foods sold its facility located in Lawton, Michigan to The Honee Bear Canning Company for $1.0 million.

On March 10, 2004, Birds Eye Foods sold its facility located in Bridgeville, Delaware to The Pictsweet Company for $2.0 million.

All locations and equipment had been previously classified as held for sale.

No gain or loss was recognized as a result of the disposition of these facilities and equipment.

On May 1, 2004, Birds Eye Foods sold its Freshlike canned vegetable business to Allen Canning Company for $15.9 million. In conjunction with the sale, Birds Eye Foods entered into an agreement to perpetually license the Freshlike canned vegetable trade name to Allen Canning effective as of the closing date of the sale. These agreements do not impact frozen products carrying the Freshlike brand name.

Discharge of Guarantee: On October 21, 2003, Birds Eye Foods received a discharge of a guarantee regarding the renovation of a sewage treatment plant operated in Montezuma, Georgia from Macon County. The discharge of the guarantee was a result of the sale of Birds Eye Foods' fresh production plant in Montezuma, Georgia.

Redemption of Notes: In October 2003, Birds Eye Foods negotiated an amendment to its Senior Credit Facility. The amendment provided the Company with the ability to repay $150.0 million of its Notes. On November 24, 2003, Birds Eye Foods repaid $150.0 million of its Notes. In conjunction with this repayment, a pre-tax loss on early extinguishment of debt of $4.0 million was recorded in the period incurred. This amount reflects the payment of the $8.9 million call premium and other transaction expenses less the elimination of the related unamortized premium of $4.9 million recorded in conjunction with the August 19, 2002 Transaction.

Unit Issuance and Redemption: As of March 27, 2004, the Company has issued approximately $1.1 million of additional preferred units and Class E units to certain directors of Birds Eye Foods, a wholly-owned subsidiary of the Company for a combination of cash and promissory notes. Pursuant to the LLC Agreement, additional classes of units may be issued from time to time, provided consent is obtained from a majority of the unit holders. The required consent was obtained and approximately 2,790 Class E units and approximately 6 preferred units have been issued pursuant to an amendment of the LLC Agreement authorizing the additional class of units.

As of March 27, 2004, the Company has also issued approximately 1,196 of additional Class C units and approximately 564 of additional Class D units to certain members of management of Birds Eye Foods representing approximately $119,000 and $7,000, respectively, for a combination of cash and promissory notes. In addition, approximately 755 of Class C Units and 398 of Class D Units have been redeemed by the Company, representing approximately $76,000 and $5,000, respectively.

Birds Eye Holdings LLC                                               Schedule II
Valuation and Qualifying Accounts
For the Period August 19, 2002 - June 28, 2003



         Allowance for doubtful accounts
           Balance at beginning of period                    $     731,000
           Additions charged to expense                            570,000
           Deductions                                             (323,000)
                                                             -------------
           Balance at end of period                          $     978,000
                                                             =============

         Tax valuation allowance*
           Balance at beginning of period                    $  14,540,000
           Net change                                            1,753,000
                                                             -------------
           Balance at end of period                          $  16,293,000
                                                             =============

* See further discussion regarding tax matters at NOTE 11 to the "Notes to Consolidated Financial Statements."

Schedules other than those listed above are omitted because they are either not applicable or not required, or the required information is shown in the financial statements or the notes thereto.